Century Communities Reports Third Quarter 2017 Results

- Achieved record levels of revenue, deliveries and backlog -

- Net New Home Contracts Increased 46% to 914 Contracts -

- Backlog Dollar Value Rose 81% to $689 Million -

- Completed Business Combination with UCP, Inc. to Create a Leading U.S. Homebuilding Platform -

Greenwood Village, Colorado (November 2, 2017) – Century Communities, Inc. (NYSE: CCS), a leading homebuilder in select U.S. markets, today announced financial results for its third quarter ending September 30, 2017. In the third quarter of 2017, the Company reclassified its reporting segments into the West, Mountain, Texas and Southeast regions. All historical financial information presented in this press release reflects such change. The supplementary historical materials can be found on the Company’s investor relations website.

Third Quarter 2017 Highlights Compared to Third Quarter 2016

•

Adjusted net income of $18.8 million or $0.73 per diluted share excluding the impact of one-time charges related to the acquisition of UCP Inc. (“UCP”) and net income of $9.5 million, or $0.37 per share

•	Net new home contracts increased 46% to 914 contracts
•	Home sales revenues increased 51% to a record $374.9 million
•	Backlog value increased 81% to $689.3 million
•	Backlog improved 68% to 1,664 homes
•	Deliveries grew 37% to 968 homes
•	Adjusted homebuilding gross margin increased 41% to $78.6 million
•	Selling, general & administrative expense (“SG&A”) as a percent of home sales revenues improved by 20 basis points to 12.3%
•	Adjusted EBITDA improved 23% to $32.5 million
•	In August 2017, we completed the acquisition of UCP at an aggregate transaction value of approximately $359 million, expanding the Company’s reach into 10 states
•

In October 2017, we completed the bolt-on acquisition of the assets of Sundquist Homes (“Sundquist”) located in Seattle, Washington, strengthening the Company’s presence and enhancing operating efficiencies in that market

Dale Francescon, Co-Chief Executive Officer of the Company, stated, “We are very pleased with our third quarter 2017 results which saw significant improvement across nearly all operating metrics allowing us to deliver another strong quarter of profitability.  We achieved record levels in a variety of areas, including revenue, deliveries, homes in backlog and backlog value.  During the quarter, we were also recognized by Fortune Magazine as the 26th fastest growing company in the United States and were included along with a distinguished group of firms spanning multiple industries, such as Amazon and Facebook.  The closing of the UCP transaction in August was a positive milestone and further augmented the solid operating results in our legacy operations. With the benefit of our larger-scale and national platform, we have made additional progress on continuing to enhance returns on equity.”

Rob Francescon, Co-Chief Executive Officer of the Company, stated, “We are encouraged by the homebuilding momentum in both our legacy and new markets, which drove another quarter of meaningful year over year growth in net new contracts which were up 46% and backlog value up 81% for our entire business and 27% and 39%, respectively, in our legacy regions.  The completion of the UCP transaction further strengthens our national presence and provides us with the ability to focus on additional growth opportunities such as our recent addition of the Sundquist Homes’ assets in Seattle. More broadly, with in excess of 30,000 lots, a deep pipeline of new communities and a well-capitalized balance sheet, we believe we have the resources in place to take advantage of positive market fundamentals in order to generate improved returns on equity for years to come.”

Third Quarter 2017 Results

Net income for the third quarter 2017 was $9.5 million, or $0.37 per share. Excluding the impact of one-time charges associated with the acquisition of UCP, net income for the third quarter 2017 increased 40% to a record $18.8 million, or $0.73 per share, compared to $13.4 million, or $0.63 per share, for the prior year quarter.

Home sales revenues for the third quarter 2017 increased 51% to $374.9 million, compared to $248.1 million for the prior year quarter. The growth in home sales revenues was primarily due to a 37% increase in deliveries to 968 homes compared to 706 homes for the prior year quarter, and a higher average sales price of home deliveries of $387,300, compared to $351,400 in the prior year quarter. Deliveries and average sales price of home deliveries in the third quarter of 2017 were both favorably impacted, primarily in the West, by a partial quarter of operations from the acquisition of UCP.   Excluding the West, our legacy regions experienced growth in revenue and deliveries of 20% and 16%, respectively.  Revenue and deliveries were at record levels for the Company for the third quarter 2017.

Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was 21.0% in the third quarter 2017 compared to 21.1% in the second quarter and 22.5% in the prior year quarter, primarily as a result of product and geographical mix, along with higher costs across U.S. homebuilding markets. Homebuilding gross margin percentage in the third quarter 2017 was 17.0%, as compared to 20.3% in the prior year quarter, with approximately half of the difference attributable to the impact of purchase price accounting in the third quarter 2017. SG&A as a percent of home sales revenues improved to 12.3%, from 12.5% in the prior year quarter.

Net new home contracts in the third quarter 2017 increased to 914 homes, representing an increase of 46%, compared to 628 homes in the prior year quarter, attributable to the addition of the new West region and stronger demand trends in all legacy regions driving an overall increase in absorption rates. Excluding the West, our legacy regions experienced a 27% increase in net new home contracts.  At the end of the third quarter 2017, the Company had a record 1,664 homes in backlog, representing $689.3 million of backlog dollar value, compared to 992 homes in backlog, representing $380.9 million of backlog dollar value in the prior year quarter, an increase of 68% in units and 81% in dollar value.

Business Combination with UCP

On August 4, 2017, the Company completed its previously announced the acquisition of UCP for an aggregate transaction value of approximately $359 million, including the payment of approximately $152 million of existing indebtedness of UCP. Century’s reach now includes the states of California, Colorado, Georgia, Nevada, North Carolina, South Carolina, Tennessee, Texas, Utah and Washington.

Approximately 4.18 million shares of the Company’s common stock were issued in connection with the transaction, resulting in a broadening of the Company’s investor base and an increase in share liquidity. As indicated at the time the transaction was announced, the merger is expected to be accretive to the Company’s 2018 earnings per share due to increased revenue, cost synergies and economies of scale.

Balance Sheet and Liquidity

As of September 30, 2017, the Company had total assets of $1.6 billion, largely consisting of cash of $101 million and inventories of $1.4 billion. Liabilities totaled $978 million, which included $776 million of long-term debt. As of September 30, 2017, the Company had no outstanding borrowings under its $400 million unsecured credit facility. As of September 30, 2017, the Company had 27.3 million shares of common stock outstanding.  During the third quarter of 2017, in addition to shares issued for the UCP business combination, the Company issued 415,449 shares of its common stock under its ATM Program for $10.2 million, or $24.67 per share.

Full Year 2017 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “The expanded scale of our business across an even more diverse footprint provides us with additional stability in our results and enhanced visibility into our business moving forward. Based on our current market outlook, we continue to expect our full year 2017 home deliveries to be in the range of 3,500 to 3,800 homes and our full year 2017 home sales revenues to be in the range of $1.3 billion to $1.5 billion. We now expect our active selling community count to be in the range of 115 to 125 communities at December 31, 2017. We are extremely pleased with our operating and financial progress to date, which has provided us with an exceptional platform to benefit from the exciting prospects for our business in years to come.”

Conference Call

The Company will host a webcast and conference call on Thursday, November 2, 2017 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s third quarter 2017 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through December 2, 2017 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13672541.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is one of the nation’s largest U.S. homebuilders, engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of quality homes designed to appeal to a wide range of homebuyers.  The Colorado-based Company operates in 10 states across the West, Mountain, Texas and Southeast regions and offers title and lending services in select markets through its Parkway Title and Inspire Home Loan subsidiaries. To learn more about Century Communities please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with GAAP, this press release includes the following non-GAAP financial measures: Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Net Debt to Net Capital.  These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.  Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Home sales revenues	$374,935	$248,075	$888,942	$686,335
Land sales and other revenues	1,826	5,338	6,216	10,816
	376,761	253,413	895,158	697,151
Financial services revenue	2,955	—	4,697	—
Total revenues	379,716	253,413	899,855	697,151
Homebuilding Cost of Revenues
Cost of home sales revenues	(311,365)	(197,650)	(727,577)	(549,886)
Cost of land sales and other revenues	(2,104)	(5,420)	(4,994)	(9,433)
	(313,469)	(203,070)	(732,571)	(559,319)
Financial services costs	(2,450)	—	(4,648)	—
Selling, general, and administrative	(46,165)	(30,944)	(113,597)	(87,512)
Acquisition expense	(7,205)	(53)	(8,645)	(466)
Equity in income of unconsolidated subsidiaries	3,716	—	7,648	—
Other income (expense)	1,013	385	2,274	1,403
Income before income tax expense	15,156	19,731	50,316	51,257
Income tax expense	(5,686)	(6,389)	(17,216)	(16,790)
Net income	$9,470	$13,342	$33,100	$34,467

Earnings per share:
Basic	$0.37	$0.63	$1.42	$1.63
Diluted	$0.37	$0.63	$1.41	$1.62
Weighted average common shares outstanding:
Basic	25,445,552	20,673,521	23,038,390	20,643,682
Diluted	25,726,137	20,822,066	23,275,320	20,731,930

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	September 30,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$58,522	$29,450
Cash held in escrow	42,262	20,044
Accounts receivable	20,810	5,729
Inventories	1,352,989	857,885
Mortgage loans held for sale	30,071	—
Prepaid expenses and other assets	62,362	40,457
Property and equipment, net	13,658	11,412
Investment in unconsolidated subsidiaries	20,677	18,275
Deferred tax asset, net	6,403	—
Amortizable intangible assets, net	1,889	2,911
Goodwill	21,365	21,365
Total assets	$1,631,008	$1,007,528
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$16,810	$15,708
Accrued expenses and other liabilities	157,705	62,314
Deferred tax liability, net	—	1,782
Senior notes payable	776,016	259,088
Revolving line of credit	—	195,000
Mortgage repurchase facility	27,465	—
Total liabilities	977,996	533,892
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 27,259,199 and 21,620,544 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	273	216
Additional paid-in capital	501,786	355,567
Retained earnings	150,953	117,853
Total stockholders' equity	653,012	473,636
Total liabilities and stockholders' equity	$1,631,008	$1,007,528

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	September 30,
	2017	2016	% Change
West	114	—	NM
Mountain	373	266	40.2%
Texas	133	81	64.2%
Southeast	294	281	4.6%
Total	914	628	45.5%

	Nine Months Ended
	September 30,
	2017	2016	% Change
West	114	—	NM
Mountain	1,290	984	31.1%
Texas	360	271	32.8%
Southeast	1,128	1,036	8.9%
Total	2,892	2,291	26.2%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three Months Ended September 30,
	2017		2016		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	151	$488.0	—	$—	NM	NM
Mountain	375	417.3	344	408.0	9.0%	2.3%
Texas	90	397.5	64	396.6	40.6%	0.2%
Southeast	352	309.7	298	276.3	18.1%	12.1%
Total / Weighted Average	968	$387.3	706	$351.4	37.1%	10.2%

	Nine Months Ended September 30,
	2017		2016		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	151	$488.0	—	$—	NM	NM
Mountain	1,046	421.1	854	410.7	22.5%	2.5%
Texas	266	409.6	252	390.0	5.6%	5.0%
Southeast	866	307.0	907	261.7	(4.5)%	17.3%
Total / Weighted Average	2,329	$381.7	2,013	$341.0	15.7%	11.9%

NM – Not meaningful

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

Selling communities at period end	As of September 30,		Increase/(Decrease)
	2017	2016	Amount	% Change

West	10	—	10	NM
Mountain	33	35	(2)	(5.7)%
Texas	24	23	1	4.3%
Southeast	40	29	11	37.9%
Total	107	87	20	23.0%

NM – Not meaningful

Backlog

(dollars in thousands)

	September 30,
	2017			2016			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	290	$161,013	$555.2	—	$—	$—	NM	NM	NM
Mountain	573	247,876	432.6	421	183,605	436.1	36.1%	35.0%	(0.8)%
Texas	245	101,125	412.8	159	74,098	466.0	54.1%	36.5%	(11.4)%
Southeast	556	179,324	322.5	412	123,224	299.1	35.0%	45.5%	7.8%
Total / Weighted Average	1,664	$689,338	$414.3	992	$380,926	$384.0	67.7%	81.0%	7.9%

NM – Not meaningful

Lot Inventory

	September 30,
	2017			2016			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,542	2,630	6,172	—	—	—	NM	NM	NM
Mountain	4,291	5,068	9,359	4,641	2,901	7,542	(7.5)%	74.7%	24.1%
Texas	2,223	4,795	7,018	1,435	2,567	4,002	54.9%	86.8%	75.4%
Southeast	4,790	4,657	9,447	2,964	2,695	5,659	61.6%	72.8%	66.9%
Total	14,846	17,150	31,996	9,040	8,163	17,203	64.2%	110.1%	86.0%

NM – Not meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) is a non-GAAP financial measure that we believe is useful to management, investors and other users of our financial information in evaluating our operating results and understanding our operating trends without the effect of certain non-recurring items. We believe excluding certain non-recurring items provides more comparable assessment of our financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of acquisition costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Numerator
Net income	$9,470	$13,342	$33,100	$34,467
Less: Undistributed earnings allocated to participating securities	(52)	(241)	(289)	(785)
Net income allocable to common stockholders	$9,418	$13,101	$32,811	$33,682
Denominator
Weighted average common shares outstanding - basic	25,445,552	20,673,521	23,038,390	20,643,682
Dilutive effect of restricted stock units	280,585	148,545	236,930	88,248
Weighted average common shares outstanding - diluted	25,726,137	20,822,066	23,275,320	20,731,930
Earnings per share:
Basic	$0.37	$0.63	$1.42	$1.63
Diluted	$0.37	$0.63	$1.41	$1.62

Adjusted Earnings per share
Numerator
Income before income tax expense	$15,156	$19,731	$50,316	$51,257
Purchase price accounting for acquired work in process inventory	6,214	100	6,331	318
Acquisition expense	7,205	53	8,645	466
Adjusted income before income tax expense	28,575	19,884	65,292	52,041
Income tax expense(1)	(9,801)	(6,439)	(21,350)	(17,047)
Adjusted net income	18,774	13,445	43,942	34,994
Less: Undistributed earnings allocated to participating securities	(104)	(243)	(384)	(797)
Adjusted net income allocable to common stockholders	$18,670	$13,202	$43,558	$34,197

Denominator - Diluted	25,726,137	20,822,066	23,275,320	20,731,930

Adjusted diluted earnings per share	$0.73	$0.63	$1.87	$1.65
(1)

The tax rate used in calculating adjusted net income was 34.3% and 32.7% for the three and nine months ended September 30, 2017, respectively.  The tax rate used is reflective of our GAAP tax rate for the three and nine months ended September 30, 2017 of 37.5% and 34.2%, respectively, adjusted for certain acquisition costs which are not deductible for tax.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three Months Ended September 30,
	2017	%	2016	%

Home sales revenues	$374,935	100.0%	$248,075	100.0%
Cost of home sales revenues	(311,365)	(83.0)%	(197,650)	(79.7)%
Gross margin from home sales	63,570	17.0%	50,425	20.3%
Add: Interest in cost of home sales revenues	8,794	2.3%	5,192	2.1%
Adjusted homebuilding gross margin excluding interest	72,364	19.3%	55,617	22.4%
Add: Purchase price accounting for acquired work in process inventory	6,214	1.7%	100	0.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$78,578	21.0%	$55,717	22.5%

	Nine Months Ended September 30,

	2017	%	2016	%

Home sales revenues	$888,942	100.0%	$686,335	100.0%
Cost of home sales revenues	(727,577)	(81.8)%	(549,886)	(80.1)%
Gross margin from home sales	161,365	18.2%	136,449	19.9%
Add: Interest in cost of home sales revenues	20,625	2.3%	13,177	1.9%
Adjusted homebuilding gross margin excluding interest	181,990	20.5%	149,626	21.8%
Add: Purchase price accounting for acquired work in process inventory	6,331	0.7%	318	0.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$188,321	21.2%	$149,944	21.8%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. We believe adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

(in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Net income	$9,470	$13,342	(29.0)%	$33,100	$34,467	(4.0)%
Income tax expense	5,686	6,389	(11.0)%	17,216	16,790	2.5%
Interest in cost of home sales revenues	8,794	5,192	69.4%	20,625	13,177	56.5%
Interest expense	1	—	NM	3	4	(25.0)%
Depreciation and amortization expense	2,256	1,418	59.1%	5,073	4,215	20.4%
EBITDA	26,207	26,341	(0.5)%	76,017	68,653	10.7%
Purchase price accounting for acquired work in process inventory	6,214	100	6,113.8%	6,331	318	1,890.9%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	30	—	NM	885	—	NM
Adjusted EBITDA	$32,451	$26,441	22.7%	$83,233	$68,971	20.7%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Net Debt to Net Capital

The following table presents our ratio of net debt to net capital, which is a non-GAAP financial measure.  We calculate this by dividing net debt (notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	September 30,	December 31,
	2017	2016
Total debt	$803,481	$454,088
Total stockholders' equity	653,012	473,636
Total capital	$1,456,493	$927,724
Debt to capital	55.2%	48.9%

Total debt	$803,481	$454,088
Cash and cash equivalents	(58,522)	(29,450)
Cash held in escrow	(42,262)	(20,044)
Net debt	702,697	404,594
Total stockholders' equity	653,012	473,636
Net capital	$1,355,709	$878,230

Net debt to net capital	51.8%	46.1%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com